Exhibit (h)(2)

PINE DISTRIBUTORS LLC DEALER AGREEMENT

DAWSON PRIVATE MARKETS EVERGREEN FUND

This agreement is made and effective as of this _______ day of __________, 20__, by and between PINE Distributors LLC (“Distributor”) and [DEALER NAME] (“Dealer” and, together with Distributor, the “Parties”);

RECITALS

WHEREAS, Dawson Private Markets Evergreen Fund (the “Fund”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue common shares of beneficial interest (“Shares”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Dealer desires to serve as a selected dealer of the Fund;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Dealer

Dealer represents and warrants that it is a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement and is registered with the Securities and Exchange Commission (“SEC”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Dealer further represents and warrants that: (i) if applicable, it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares and (ii) if applicable, each of its principals, directors, officers, employees and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this agreement is appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer or sell Shares. Dealer agrees that it is responsible for determining the suitability of any Shares as investments for its customers and that Distributor has no responsibility for such determination. Dealer shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Dealer’s transactions in Shares. In addition, Dealer shall notify Distributor immediately in the event Dealer’s registration with the SEC or status as a member of FINRA or SIPC changes. Dealer shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of the Fund’s registration statement, as may be amended from time to time (the "Prospectus," which for purposes of this agreement includes the Statement of Additional Information incorporated therein).

2. Qualification of Shares

The Fund will make available to Dealer a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Dealer will make offers of Shares to its customers only in those states and jurisdictions and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3. Orders

All orders Dealer submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Dealer will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Prospectus. As agent for its customers, Dealer shall not withhold placing customers’ orders for any Shares so as to profit Dealer or its customers as a result of such withholding. Dealer is hereby authorized to: (i) place its orders directly with the Fund for the purchase of Shares and (ii) tender Shares directly to the Fund for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time. All purchase orders Dealer submits are subject to acceptance or rejection, in the sole discretion of the Fund or its affiliates, and Distributor reserves the right to suspend or limit the sale of Shares. Dealer is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Dealer with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value (“NAV”) per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined NAV per share and subject to any applicable redemption fee or contingent deferred sales load, in each case as described in the Prospectus.

4. Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations

In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Dealer is authorized to distribute to Dealer’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Dealer may identify the Fund in a listing of funds available through Dealer to its customers. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases Shares from or through Dealer, copies of all annual and interim reports, proxy solicitation materials (if any), and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other Applicable Laws, Dealer shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5. Sales Charges and Concessions

On each purchase of Shares by Dealer (but not including the reinvestment of any dividends or distributions), Dealer shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus. Sales charge reductions and discounts may be available as provided in the Prospectus. To obtain any such reductions, the Fund or its transfer agent must be notified promptly when a transaction or transactions would qualify for the reduced charge, and Dealer must submit information that is sufficient (in the discretion of the Fund) to substantiate qualification therefor. The foregoing shall include advising Distributor of any letter of intent signed by Dealer’s customer or of any right of accumulation, as may be discussed in the Prospectus available to such customer. If Dealer fails to so advise the Fund, Dealer will be liable for the return of any commissions plus interest thereon. Rights of accumulation (including rights under a letter of intent) are available, if at all, only as set forth in the Prospectus, and Dealer authorizes any adjustment to its account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled. Each price is always subject to confirmation and will be based upon the NAV next determined after receipt of an order that is in good form. If any Shares purchased are tendered for redemption or repurchased by the Fund for any reason within seven (7) business days after confirmation of the purchase order for such Shares, Dealer shall promptly refund the full sales load or other concession, and Dealer will forfeit the right to receive any compensation allowable or payable to it on such Shares. The Fund reserves the right to waive sales charges. Dealer represents that it is eligible to receive any such sales charges and concessions paid to it under this section.

6. Transactions in Shares

With respect to all orders Dealer places for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Fund in accordance with the timelines provided in the Prospectus. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Dealer cancels the trade for any reason, Dealer shall be responsible for any loss resulting to the Fund or to Distributor from Dealer’s failure to make payments as aforesaid. Dealer shall not be entitled to any gains generated thereby. Dealer also assumes responsibility for any loss to the Fund caused by any order placed by Dealer on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed letter of indemnity in a form acceptable to the Fund and/or to Distributor prior to the Fund’s acceptance of any such order.

7. Accuracy of Orders; Customer Signatures

Dealer shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Dealer shall guarantee the signatures of its customers when such guarantee is required by the Fund, and Dealer shall indemnify and hold harmless all persons, including Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8. Representations and Warranties

(a)      In addition to the representations and warranties found elsewhere in this agreement, Distributor represents, warrants and agrees that:

i.        It is a limited liability company duly organized and existing and in good standing under the laws of Colorado and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

ii.      It is empowered under applicable laws and its organizational documents to enter into this agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this agreement.

iii.      The execution, delivery, and performance of this agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.     If any of the representations set forth in this Section 8 or Section 11 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 18.

(b)      In addition to the representations and warranties found elsewhere in this agreement, Dealer represents, warrants and agrees that:

i.        It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

ii.       It is empowered under applicable laws and by its organizational documents to enter into this agreement and perform all activities and services of Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this agreement.

iii.      The execution, delivery, and performance of this agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.     Dealer agrees to recommend Shares to a customer only if Dealer has reasonable grounds for believing that the recommendation is suitable for such customer upon the basis of the facts, if any, disclosed by such customer as to his or her other security holdings and as to his or her financial situation and needs and otherwise in accordance with FINRA Rule 2111.

v.       Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its customers regarding whether Shares in the Fund are a suitable investment for such customer including, without limitation, information regarding the limited liquidity of the investment.

vi.       All requisite actions have been taken to authorize Dealer to enter into and perform this agreement.

vii.     All litigation and regulatory actions involving Dealer and its affiliates that are material to Dealer’s provision of the services described herein have been disclosed to Distributor.

viii.    It shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act of 1933.

ix.     As of the date hereof and at any time during the term of this agreement, Dealer shall take reasonable steps to ensure that all information, if any, provided by Dealer expressly for use in the offering materials or in other materials furnished or made available to a prospective investor (“Dealer-Supplied Information”) and all information, if any, prepared by Dealer and approved in writing by the Fund or its investment adviser for use with investors (“Dealer-Supplied Materials”) do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

x.       Dealer represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the ban or violation.

xi.    If any of the representations set forth in this Section 8 or Section 11 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 18.

9. Indemnification

(a)      Dealer shall indemnify and hold harmless Distributor and Distributor’s officers, directors, agents and employees (“Distributor Covered Persons”) from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses (collectively, the “Losses”) resulting from any material breach by Dealer of any provision of this agreement; provided that in the case of foregoing sentence, Dealer will not be liable to and will not have any indemnification obligation to any Distributor Covered Person for the portion of any Losses that is the result of any Distributor Covered Person’s material breach of this agreement, bad faith, fraud, willful misconduct or gross negligence (the “Distributor Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Distributor Covered Person resulting from this Section 9(a) will be repaid to Dealer in the event that such expenses resulted from Distributor Disabling Conduct.

(b)    Distributor shall indemnify and hold harmless Dealer and Dealer’s officers, directors, agents and employees from and against any Losses resulting from (i) any breach by Distributor of any provision of this agreement or (ii) any untrue statement of a material fact set forth in the Prospectus or supplemental sales material provided to Dealer by Distributor (and used by Dealer on the terms and for the period specified by Distributor or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

10. Multi-Class Distribution Arrangements

Dealer understands and acknowledges that the Fund may offer Shares in multiple classes. Dealer represents and warrants that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each available class of Shares, (ii) that each customer is offered only Shares that are suitable investments for him or her, (iii) that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and (iv) proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

11. Anti-Money Laundering Compliance

(a)      Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 (the “PATRIOT Act”) and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that: (i) it has adopted or is subject to compliance programs reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including the regulations and sanction programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Applicable AML Laws”), (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by OFAC, including prohibitions set forth in the list of specially designated nationals and blocked persons (the “SDN List”), (iii) it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects and (iv) it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times. Dealer shall cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with Applicable AML Laws, Applicable Sanctions Laws, Applicable Anti-Corruption Laws, and other applicable laws and regulations.

(b)      Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not offer or sell Shares, directly or indirectly, from a person, government, organization or entity (i) who is or becomes subject to sanctions programs administered by OFAC, (ii) who is included in any executive order or is on the SDN List maintained by OFAC, or (iii) whose name appears on such other lists of prohibited persons and entities as may be mandated by the sanctions laws of (1) the United States, (2) the European Union, (3) the United Nations, (4) the United Kingdom, and (5) other applicable local law or regulation ((1)-(5), the “Applicable Sanctions Laws”) In addition, Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to be in compliance with its “know your customer” policies and procedures and any “know your customer” regulations applicable to its activities as a distributor and that it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times. Dealer recognizes that by law, the Fund or any of its affiliates may be obligated to “freeze the investment” or a portion of the investment attributable to any investor that invests in the Shares (by, for example, withholding distributions to and/or segregating the assets in the capital accounts in compliance with applicable laws, rules and regulations) and the Fund or any of their affiliates may also be required to report such action and to disclose the relevant investor’s identity to governmental or regulatory authorities. Dealer agrees to cooperate in any such efforts. Without limiting the foregoing, Dealer further acknowledges that the Fund may suspend the payment of distribution proceeds payable to, or otherwise in respect of, an investor if the Fund deems it necessary to do so to comply with any Applicable AML Laws, Applicable Sanctions Laws or Applicable Anti-Corruption Laws. Dealer also shall provide for screening its own new and existing customers against the SDN List, other lists of prohibited persons and entities as may be mandated by Applicable Sanctions Laws and any other government list that is or becomes required under the AML Acts.

(c)      Based on its due diligence, Dealer represents and warrants that no investor solicited hereunder (or, to Dealer’s knowledge, any person controlling or controlled by any such investor or, if the investor is a privately held entity, any person having a beneficial interest in the investor or, if applicable, any person for whom the investor is acting as agent or nominee in connection with its investment in the Shares) is a senior foreign political figure (“SFPF”) or politically exposed person (“PEP”) without prior written consent from Fund. Dealer will not refer business from, or offer Shares to any investor that, to its knowledge, is a Prohibited Foreign Shell Bank or that is subject to special measures pursuant to Section 311 of the PATRIOT Act.

(d)      Dealer will screen each investor solicited hereunder (and any person controlling or controlled by each such investor or, if the investor is a privately held entity, any person having a beneficial interest of 25% or more in the investor and, as applicable, any person for whom the Dealer is acting as agent or nominee in connection with its investment in the Shares) against the Applicable Sanctions Laws. In addition, based on its screening of the investors against the Applicable Sanctions Laws, Dealer represents, warrants, and covenants to the Distributor and the Fund that no investor solicited hereunder that invests in Shares is located or conducting business transactions in a country or territory, or is an individual or entity, currently the subject of any Applicable Sanctions Laws.

(e)      Dealer is subject to the anti-bribery and anti-corruption laws and regulations applicable in the jurisdictions in which the Dealer and any of its affiliates, are located or conduct business transactions, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Applicable Anti-Corruption Laws”). Distributor has policies and procedures that are designed to comply with all applicable laws, rules and regulations with regard to the giving and receiving of bribes and Distributor has complied with Applicable Anti-Corruption Laws and shall comply at all times with the Applicable Anti-Corruption Laws and any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing.

(f)      Dealer will retain copies of information and documentation regarding each investor solicited hereunder for at least five years from the date on which such investor’s investment in the Shares ceases.

12. Privacy

The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Gramm-Leach-Billey Act (“GLBA”), that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with the requirements set forth under GLBA, including, but not limited to Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

13. Distribution Fees

Subject to and in accordance with the terms of the Prospectus and the Distribution Plan and/or service plan, if any, adopted by resolution of the Fund’s board of trustees (the “Board”) pursuant to Rule 12b-1 under the 1940 Act, Distributor may pay financial institutions with which Distributor has entered into an agreement , or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for distribution, shareholder or administrative services, as described therein. With respect to such payments to Dealer, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

14. Order Processing

In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, FINRA Rule 2010 and other applicable rules and regulations), Dealer represents that it has reviewed its policies and procedures to ensure that they are adequate with respect to preventing violations of law and prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures prevent (i) the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s NAV per share and (ii) the purchase of Shares by an individual or entity whose stated objectives are not consistent with the stated policies of the Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase. Dealer represents that it will be responsible for the collection and payment to the Fund of any redemption fees based upon the terms outlined in the Fund’s Prospectus.

15. Amendments

This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Dealer at Dealer’s address shown below or as registered as Dealer’s main office from time to time with FINRA. If Dealer does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Dealer’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

16. Termination

This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Dealer’s suspension or expulsion from FINRA will automatically terminate this agreement without notice. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

17. Assignment

This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Fund without obtaining Dealer’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

18. Notices

All notices and other communications to Distributor shall be sent to it at 501 S. Cherry Street Suite 610, Denver, CO 80246 Attn: Distribution Services, or at such other address as Distributor may designate in writing. All notices and other communications to Dealer shall be sent to it at the address set forth below or at such other address as Dealer may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

19. Authorization

Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein; and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

20. Directed Brokerage Prohibitions

Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Dealer for any promotion or sale of Shares under this agreement. Distributor also will not directly or indirectly compensate Dealer in contravention of Rule 12b-1(h) under the 1940 Act.

21. Shareholder Information

Dealer shall comply with the requirements set forth on Appendix A regarding the provision of shareholder information pursuant to Rule 22c-2 under the 1940 Act.

22. Arbitration

Any controversy or claim arising out of or relating to this agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

23. Miscellaneous

This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles and shall bind and inure to the benefit of the Parties and their respective successors and assigns. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

PINE Distributors LLC

By:
Name:
Title:

[DEALER NAME]

By:
Name:
Title:
Address:

Dealer Operations Contact:

Name:
Phone:
Email:

APPENDIX A

Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

1. Agreement to Provide Information

Dealer shall provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged Shares held through an account with Dealer and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

(a) Period Covered by Request Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(b) Form and Timing of Response. Dealer shall transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on the Dealer’s books and records, Dealer shall use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Dealer has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. In such instance, Dealer shall inform the Fund whether it plans to perform (x) or (y). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

(c) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

2. Agreement to Restrict Trading

Dealer shall execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Shares (directly or indirectly through the Dealer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(a) Form of Instructions Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b) Timing of Response Dealer shall execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

(c) Confirmation by Dealer Dealer must provide written confirmation to the Fund that instructions have been executed. Dealer shall provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. Definitions

For purposes of this Appendix A:

(a) The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(b) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Dealer.

(c) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

(d) The term “written” includes electronic writings and facsimile transmissions.

(e) The term “Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.